Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Jushi Holdings Inc. on Form S-1 of our report dated May 16, 2022, except for Note 25 as to which the date is July 6, 2022, with respect to our audits of the consolidated financial statements of Jushi Holdings Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Chicago, IL

July 22, 2022